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                                                                    Exhibit 11.2


                             PITT-DES MOINES, INC.



                       Computation of Earnings Per Share
                                  (Unaudited)
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                                      For the nine months ended
                                             September 30,
                             -----------------------------------------
                                    1994                   1993
                             ------------------   --------------------
PER SHARE AMOUNTS

  Net income reported                  $  3.16                 $   .38
                                       =======                 =======



PRIMARY EARNINGS PER SHARE

  Average shares outstanding  2,323,978             2,323,534
  Dilutive options                1,228                 2,669
                              ---------             ---------
                              2,325,206             2,326,203
                              =========             =========

    Net income per share               $  3.16                 $   .38
                                       =======                 =======

FULLY DILUTED EARNINGS PER SHARE

  Average shares outstanding  2,323,978             2,323,534
  Dilutive options                1,228                 2,669
                              ---------             ---------
                              2,325,206             2,326,203
                              =========             =========

     Net income per share              $  3.16                 $   .38
                                       =======                 =======


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